EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Editorial Contact:
Lisa Washington
Xilinx, Inc.
408-626-6272
lisa.washington@xilinx.com

Xilinx Appoints Vice President of Worldwide Sales
& Vice President of Worldwide Human Resources
Current Vice President of Worldwide Sales Patrick Little
becomes Vice President & General Manager, High-Volume Group

     SAN JOSE, Calif., Feb. 4, 2008 – Xilinx, Inc. (NASDAQ: XLNX) today announced it has appointed Frank Tornaghi, 53, vice president of worldwide sales and Kathleen Borneman, 49, vice president of worldwide human resources, effective immediately. Tornaghi succeeds Patrick Little, 45, who has been named vice president and general manager of the high-volume group (HVG). All three executives report directly to Moshe Gavrielov, Xilinx president and CEO.

     “I’m delighted to welcome Frank and Kathy to Xilinx and gratified that Patrick has assumed full responsibility for leading the high-volume group,” said Gavrielov. “Based upon my firsthand working experience with Frank and Kathy, I’m confident in their ability to play a pivotal role on my executive staff as we plan the company’s next phase of accelerated growth.”

     Tornaghi assumes responsibility from Little for leading an extensive network of direct sales personnel, including the technical sales organization, manufacturer’s representatives and distributors in North America, EMEA, Japan and Asia Pacific. In his new role, Tornaghi will build upon a strong sales structure and diversification strategy to continue driving broad adoption of Xilinx flagship platform field programmable gate arrays (FPGAs) in new vertical end markets, as well as embedded and DSP application segments.

     Tornaghi brings nearly 30 years of experience in sales to Xilinx, most recently as executive vice president of worldwide sales at LSI Logic, where he led an international team of over 300 sales representatives, application engineers, and customer support and service personnel. During his 22-year tenure at LSI, Tornaghi drove key initiatives that helped grow revenues from $50 million to $1.8 billion. Before that, Tornaghi held sales and marketing positions with Synerteck Corp., a division of Honeywell, and American Microsystems. He holds a B.S. in electrical engineering from California Polytechnic State University.

     Longtime Cadence executive Borneman is chartered with attracting and retaining top talent worldwide in support of the company’s diversification strategy. Among her responsibilities will be delivery of organizational development, training, recruiting, and compensation and benefits services to nearly 3,500 Xilinx employees throughout North America, EMEA and Asia.

     Borneman has more than 25 years experience in human resources management and organizational development – and a proven track record in implementing the systems and processes needed to drive high performance organizations. Most recently, Borneman served as corporate vice president of human resources at Cadence Design Systems, with responsibility for supporting the 2,300-employee global sales and field applications engineering organizations. Before that, Borneman was vice president of human resources for Tri Valley Growers. Borneman started her career as a human resources manager for SenSym, Inc. She holds a B.S. in psychology and an MA in organizational development and industrial psychology from Saint Mary’s College.

     Little brings nearly 25 years of engineering, marketing and general management experience in semiconductor and consumer industries to his position at the helm of the high-volume group, which is responsible for the company’s low-cost, high-volume business. Little joined Xilinx in 2003 as vice president and general manager of the CPLD business unit and was promoted to vice president of worldwide sales in 2005.

     Prior to Xilinx, Little served as president and CEO of Believe, Inc., a computer graphics imaging company he founded with the top-ranked venture firm, Crosspoint Venture Partners. Before that, he was executive vice president of sales and marketing at Rendition, Inc., a graphics IC company acquired by Micron Technology, Inc. Previously, Little was general manager of the consumer audio division at Diamond Multimedia Systems, Inc., and served in a variety of other management and engineering positions with Trident Microsystems, Inc., Opti, Inc and Wyse Technology, Inc. Little holds a B.S. in electrical engineering from San Jose State University.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect” “may,” “will,” “could,” “should,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. The Company assumes no obligation to update or revise any forward-looking statements in this press release. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

     Xilinx is the worldwide leader in complete programmable logic solutions. For more information, visit www.xilinx.com.